Exhibit 4.6

INTERCREDITOR AGREEMENT SUPPLEMENT

The undersigned, Foundation Labs by Ply Gem, LLC, a Delaware limited liability company, hereby (a) agrees to become party to the Amended and Restated Lien Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) dated as of February 11, 2011, among UBS AG, Stamford Branch, as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wells Fargo Bank, National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Holdings, Inc.; Ply Gem Industries, Inc.; and the subsidiaries of Ply Gem Industries, Inc. named therein, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms set forth therein and (b) agrees to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the party hereto has caused this Intercreditor Agreement Supplement to be executed by its officer or representative as of August 2, 2012.

FOUNDATION LABS BY PLY GEM, LLC

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President

[Signature Page to Intercreditor Agreement Supplement]